Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vyrix Pharmaceuticals, Inc. and Luoxis Diagnostics, Inc.

Greenwood Village, Colorado

We have audited the accompanying combined balance sheets of Vyrix Pharmaceuticals, Inc. and Luoxis Diagnostics, Inc. (the “combined Vyrix and Luoxis company”) as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholder’s equity, and cash flows for each of the years then ended, and for the period December 31, 2014. The combined Vyrix and Luoxis company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The combined Vyrix and Luoxis company is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the combined Vyrix and Luoxis company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements include carve-out adjustments for Vyrix Pharmaceuticals Inc. and were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K). The activities of Vyrix Pharmaceuticals, Inc. are a carve-out from Ampio Pharmaceuticals, Inc., its Parent, as of December 31, 2013 and for the period from January 1, 2013 through November 17, 2013. The carve-out financial statements are combined with the operations of the combined Vyrix and Luoxis company from November 18, 2013 through December 31, 2014.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Vyrix Pharmaceuticals, Inc. and Luoxis Diagnostics, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

EKS&H LLLP

April 22, 2015

Denver, Colorado

Vyrix and Luoxis Combined Balance Sheets

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$160,905	$2,001,803
Accounts receivable	6,906	—
Inventory	10,453	—
Prepaid expenses	35,433	50,000
Prepaid research and development - related party (Note 8)	121,983	—
Deferred tax asset	—	18,529

Total current assets	335,680	2,070,332

Fixed assets, net (Note 2)	43,476	71,016
In-process research and development	7,500,000	7,500,000
Patents, net	664,169	734,957
Long-term portion of prepaid research and development - related party (Note 9)	396,446	—
Deposits	1,998	—

	8,606,089	8,305,973

Total assets	$8,941,769	$10,376,305

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$350,825	$315,726
Accrued compensation	94,247	—
Deferred revenue	85,714	50,000
Payable to Ampio	155,013	205,641
Notes to Ampio	5,700,000	300,000

Total current liabilities	6,385,799	871,367
Long-term deferred revenue	468,749	331,250
Noncurrent deferred tax liability	—	629,548

Total liabilities	6,854,548	1,832,165

Commitments and contingencies (Note 5)
Stockholders’ equity
Common Stock	4,465	4,465
Additional paid-in capital	12,195,170	11,519,370
Accumulated Deficit	(10,112,414)	(2,979,695)

Total equity	2,087,221	8,544,140

Total liabilities and equity	$8,941,769	$10,376,305

The accompanying notes are an integral part of these combined financial statements.

Vyrix and Luoxis Combined Statements of Operations

	Years Ended December 31,
	2014	2013
License revenue	$76,787	$50,000
Product and service revenue	13,060	—

Total revenue	89,847	50,000

Expenses
Research and development	4,254,891	2,956,672
Research and development - related party (Note 8)	190,579	45,921
General and administrative	3,267,394	1,625,016

Total operating expenses	7,712,864	4,627,609

Other (expense) income
Interest (expense) income	(120,720)	537

Total other (expense) income	(120,720)	537

Net loss, before income tax	(7,743,737)	(4,577,072)
Deferred income tax benefit	611,018	619,727

Net loss	$(7,132,719)	$(3,957,345)

The accompanying notes are an integral part of these combined financial statements.

Vyrix and Luoxis Combined Statements of Stockholders’ Equity

	Common Stock		Parent’s	Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Equity	capital	Deficit	Equity
Balance - December 31, 2012	—	$—	$5,715,377	$—	$—	$5,715,377
Net loss prior to purchase of Vyrix Aquired Assets by Vyrix	—	—	(977,650)	—	—	(977,650)
Contribution of parent to Luoxis and Vyrix	—	—	2,065,629	—	—	2,065,629
Issuance of common stock in exchange for Vyrix Aquired Assets by Vyrix	20,000,000	2,000	(6,803,356)	6,801,356	—	—
Investment from parent in Luoxis	—	—	—	71,690	—	71,690
Issuance of Luoxis common stock	19,950,000	1,995	—	(1,995)	—	—
Issuance of common stock of Luoxis for cash net of offering costs of $985,274 (Note 6)	4,652,500	465	—	3,979,825	—	3,980,290
Issuance of common stock of Luoxis in exchange for patents	50,000	5	—	49,995	—	50,000
Stock-based compensation	—	—	—	618,499	—	618,499
Net loss	—	—	—	—	(2,979,695)	(2,979,695)

Balance - December 31, 2013	44,652,500	4,465	—	11,519,370	(2,979,695)	8,544,140
Stock-based compensation	—	—	—	675,800	—	675,800
Net loss	—	—	—	—	(7,132,719)	(7,132,719)

Balance - December 31, 2014	44,652,500	$4,465	$—	$12,195,170	$(10,112,414)	$2,087,221

The accompanying notes are an integral part of these combined financial statements.

Vyrix and Luoxis Combined Statements of Cash Flows

	Years Ended December 31,
	2014	2013
Cash flows from operating activities
Net loss	$(7,132,719)	$(3,957,345)
Depreciation and amortization	98,328	84,403
Amortization of prepaid research and development - related party (Note 8)	96,571	—
Stock-based compensation expense	675,800	618,499
(Increase) in accounts receivable	(6,906)	—
(Increase) in inventory	(10,453)	—
Decrease (increase) in prepaid expenses	14,567	(50,000)
(Increase) in prepaid research and development - related party (Note 8)	(615,000)	—
(Increase) in deferred tax asset	18,529	—
Increase (decrease) in accounts payable	35,099	(227,368)
(Decrease) increase in related party payable (Note 8)	(50,628)	205,641
(Decrease) deferred tax liability	(629,548)	(619,728)
Increase (decrease) in deferred revenue	173,213	(50,000)
Increase in accrued compensation	94,247	—

Net cash used in operating activities	(7,238,900)	(3,995,898)

Cash flows used in investing activities
Purchase of fixed assets	—	(89,908)
Purchase of patents	—	(330,000)
Deposits	(1,998)	—

Net cash used in investing activities	(1,998)	(419,908)

Cash flows from financing activities
Proceeds from convertible note to Parent	5,400,000	300,000
Contribution of Parent	—	2,137,319
Proceeds from sale of Luoxis common stock (Note 6)	—	4,652,500
Costs related to sale of Luoxis common stock (Note 6)	—	(672,210)

Net cash provided by financing activities	5,400,000	6,417,609

Net change in cash and cash equivalents	(1,840,898)	2,001,803
Cash and cash equivalents at beginning of year	2,001,803	—

Cash and cash equivalents at end of year	$160,905	$2,001,803

Non-cash transactions:
Issuance of Luoxis stock for patents	$—	$50,000
Warrant compensation from Luoxis common stock offering costs (Note 6)	$—	$313,064
Issuance of common stock in exchange for Vyrix acquired assets	$—	$6,803,356

The accompanying notes are an integral part of these combined financial statements.

Notes to Vyrix and Luoxis Combined Financial Statements

Note 1 – Business, Basis of Presentation and Merger

These financial statements represent the combined financial statements of Luoxis Diagnostics, Inc. (“Luoxis”) a 80.9% owned subsidiary of Ampio Pharmaceuticals, Inc. (“Ampio”) and Vyrix Pharmaceuticals, Inc. (“Vyrix”) a wholly owned subsidiary of Ampio. The combined companies are called the combined Vyrix and Luoxis company.

Luoxis was incorporated in the state of Delaware on January 24, 2013 and was a wholly-owned subsidiary of Ampio. Luoxis’ focus is on the development and commercialization of the Oxidation Reduction Potential (“ORP”) technology platform. The ORP technology indicates disease severity and progression across a wide range of critical and chronic illnesses. Luoxis was funded through a private placement launched in 2013. The combined Vyrix and Luoxis company also paid Trauma Research LLC (“TRLLC”) $330,000 and 50,000 shares of Luoxis common stock valued at $50,000 were issued to the Institute for Molecular Medicine, Inc., both related parties, for assignment of all patents previously licensed by Ampio. As a result of the 2013 private placement and the TRLLC transaction, Ampio owns 80.9% of Luoxis.

Vyrix was incorporated in the state of Delaware on November 18, 2013. Vyrix is a specialty pharmaceutical company focused on developing and commercializing late-stage prescription drug products to improve men’s health and quality of life. Vyrix’s principal asset is Zertane, a repurposed drug (tramadol Hydrochloride) to treat male sexual dysfunction pertaining to premature ejaculation (“PE”). Vyrix acquired the worldwide rights to Zertane, combination product with Zertane and an erectile dysfunction product to address co-morbid PE and erectile dysfunction (“Zertane-ED”), patents, distribution and manufacturing contracts, and all Ampio’s clinical trial and research data related to Zertane and Zertane-ED (collectively the “Vyrix Acquired Assets”), from Ampio in November of 2013 in exchange for 20,000,000 shares of Vyrix common stock.

These financial statements include the financial statements of Luoxis from January 2013 as well as the financial statements of Vyrix from its inception in November 2013, combined with the carve-out financial statements related to the Vyrix Acquired Assets from March 23, 2011, the date Ampio originally acquired the Vyrix Acquired Assets through its merger with DMI BioSciences, Inc. (“BioSciences”).

“The combined Vyrix and Luoxis company” referred to in these financial statements includes Luoxis, Vyrix, and the Vyrix Acquired Assets, collectively.

Liquidity Disclosure—Company Discusses Liquidity Issues but Believes Actions It Has Taken Will Enable It to Continue as a Going Concern over the Next Year

At December 31, 2014, the combined Vyrix and Luoxis company had cash and cash equivalents of $161,000, a working capital deficit of $6,050,000 and an accumulated deficit of $10,112,000. Additionally, as a development stage company we have not generated any material revenue to date and are not profitable, and have incurred losses in each year since our inception.

Management has taken several actions to ensure that the Vyrix and Luoxis company will continue as a going concern through June 30, 2016, including, obtaining a $5.0 million cash infusion from Ampio during the first half of 2015 and an additional $10 million commitment from Ampio which will be funded prior to April 15, 2016. Further, the combined Vyrix and Luoxis company intends to file an S-1 and go out to increase their market presence and possibly obtain additional third party financing. Lastly, we have entered into numerous distribution agreements and we intent to start generating revenue during 2015 as we generate sales of our RedoxSYS system. Management believes that these actions will enable the combined Vyrix and Luoxis company to continue as a going concern through June 30, 2016.

Note 2 – Summary of Significant Accounting Policies

Principles of Combination

Luoxis and Vyrix are governed by a common Board of Directors and they are both majority owned by Ampio Pharmaceuticals, Inc. Therefore, the accompanying combined financial statements include the accounts of Luoxis and Vyrix (collectively, “the combined Vyrix and Luoxis company”). All significant intercompany transactions have been eliminated in this combination.

Cash and Cash Equivalents

The combined Vyrix and Luoxis company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market fund investments. The combined Vyrix and Luoxis company’s investment policy is to preserve principal and maintain liquidity. The combined Vyrix and Luoxis company periodically monitors its positions with, and the credit quality of the financial institutions with which it invests. Periodically, throughout the year, the combined Vyrix and Luoxis company has maintained balances in excess of federally insured limits.

Revenue Recognition

Product & Service Sales

We recognize revenue from product and service sales when there is persuasive evidence that an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.

License Agreements and Royalties

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval in the territory, cumulative sales targets, and other projected milestones and are recognized at the time the milestone requirements are achieved. Royalties will be recognized as revenue when earned.

Accounts Receivable

Accounts receivable are recorded at their net realized value. We evaluate collectability of accounts receivable on a quarterly basis and record a valuation allowance accordingly.

Inventories

Inventories are recorded at the lower of cost or market, with cost determined on a first-in, first-out basis. We periodically review the composition of our inventories in order to identify obsolete, slow-moving or otherwise unsaleable items. If unsaleable items are observed and there are no alternate uses for the inventory, we will record a write-down to net realizable value in the period that the impairment is first recognized.

When future commercialization is considered probable and the future economic benefit is expected to be realized, based on management’s judgment, we capitalize pre-launch inventory costs prior to regulatory approval. A number of factors are taken into consideration, including the current status in the regulatory approval process, potential impediments to the approval process such as safety or efficacy, anticipated research and development initiatives that could impact the indication in which the compound will be used, viability of commercialization and marketplace trends. For product candidates that have not been approved by the FDA, inventory used in clinical trials is expensed at the time of production and recorded as research and development expense. For products that have been approved by the FDA, inventory used in clinical trials is expensed at the time the inventory is packaged for the clinical trial. Prior to receiving FDA approval, costs related to purchases of the active pharmaceutical ingredient and the manufacturing of the product candidate are recorded as research and development expense. Currently, our ORP product is available for sale for research purposes and our Zertane product is not currently being capitalized.

Fixed Assets

Fixed assets are recorded at cost and after being placed in service, are depreciated using the straight-line method over estimated useful lives. Fixed assets consist of the following:

	Estimated	December 31,
	Useful Lives in years	2014	2013
Lab equipment	3 - 5	90,000	90,000
Less accumulated depreciation		(46,000)	(19,000)

Fixed assets, net		$44,000	$71,000

The combined Vyrix and Luoxis company recorded the following depreciation expense in the respective periods:

	Year Ended December 31,
	2014	2013
Depreciation expense	$27,000	$19,000

In-Process Research and Development

In-process research and development (“IPRD”) relates to the Zertane product and clinical trial data acquired in connection with the 2011 acquisition of BioSciences Inc. The $7,500,000 recorded was based on an independent, third party appraisal of the fair value of the assets acquired. IPRD is considered an indefinite-lived intangible asset and its fair value will be assessed annually and written down if impaired. Once the Zertane product obtains regulatory approval and commercial production begins, IPRD will be reclassified to an intangible that will be amortized over its estimated useful life. If the combined Vyrix and Luoxis company decided to abandon the Zertane product, the IPRD would be expensed.

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent, third party appraisal to be $500,000, acquired in connection with the 2011 acquisition of BioSciences is being amortized over the remaining U.S. patent lives of approximately 11 years. The cost of the Luoxis patents was $380,000 when they were acquired in connection with the 2013 formation of Luoxis and is being amortized over the remaining U.S. patent lives of approximately 15 years. Patents consist of the following:

	December 31,
	2014	2013
Patents	$880,000	$880,000
Less accumulated armortization	(216,000)	(145,000)

Patents, net	$664,000	$735,000

The combined Vyrix and Luoxis company recorded the following amortization expense in the respective periods:

	Year Ended December 31,
	2014	2013
Amortization expense	$71,000	$66,000

Future amortization is as follows:

2015	$71,000
2016	71,000
2017	71,000
2018	71,000
2019	71,000
Thereafter	309,000

$664,000

Use of Estimates

The preparation of combined financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowances, stock-based compensation, useful lives of fixed assets and assumptions in evaluating impairment of indefinite lived assets. Actual results could differ from these estimates.

Income Taxes

Luoxis and Vyrix are included in the consolidated tax returns of Ampio. The combined Vyrix and Luoxis company’s taxes are computed and reported on a “separate return” basis for these combined financial statements.

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken would be subject to audits by federal and state tax authorities if we filed these taxes on a separate basis. The combined Vyrix and Luoxis company has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax benefit, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon recognition of the benefit. The combined Vyrix and Luoxis company believes that it has no material uncertain tax positions. The combined Vyrix and Luoxis company’s policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-10, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“ASC 740-10”) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The combined Vyrix and Luoxis company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the combined Vyrix and Luoxis company has concluded that no significant tax position requires recognition under ASC 740-10.

Stock-Based Compensation

The combined Vyrix and Luoxis company accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The combined Vyrix and Luoxis company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the period of service using the graded method.

Research and Development

Research and development costs are expensed as incurred with expense recorded in the respective periods as follows:

	Year Ended December 31,
	2014	2013
Research and development costs	$4,445,000	$3,003,000

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts payable and other current assets and notes payable to Ampio and other liabilities are carried at cost which approximates fair value due to the short maturity of these instruments.

Impairment of Long-Lived Assets

The combined Vyrix and Luoxis company routinely performs an annual evaluation of the recoverability of the carrying value of its long-lived assets to determine if facts and circumstances indicate that the carrying value of assets or intangible assets may be impaired and if any adjustment is warranted. Based on our evaluation as of December 31, 2014 and 2013, no impairment existed for long-lived assets.

Newly Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09 regarding Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers”. The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers with the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance will be effective for reporting periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the accounting, transition and disclosure requirements of the standard and cannot currently estimate the financial statement impact of adoption.

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915)”. The guidance eliminates the definition of a development stage entity thereby removing the incremental financial reporting requirements from GAAP for development stage entities, primarily presentation of inception to date financial statements. The provisions of the amendments are effective for calendar year 2015; however, early adoption is permitted and, accordingly, we elected to implement the guidance for our financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our financial statements.

In January 2015, the FASB issued ASU 2015-01, “Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” The purpose of this amendment is to eliminate the concept of extraordinary items. As a result, an entity will no longer be required to separately classify, present and disclose extraordinary events and transactions. The amendment is effective for annual reporting periods beginning after December 15, 2015 and subsequent interim periods with early application permitted. Management is currently assessing the impact the adoption of ASU 2015-01 will have on our financial statements.

Note 3 – License Agreement/Revenue Recognition

During 2011, Ampio entered into a license, development and commercialization agreement with a major Korean pharmaceutical company which was assigned to Vyrix when it was formed in 2013. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of premature ejaculation (“PE”) and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug. Upon signing of the agreement, Ampio received a $500,000 upfront payment, the net proceeds of which were $418,000 after withholding of Korean tax. The upfront payment has been deferred and is being recognized as license revenue over a ten year period. Milestone payments of $3,200,000 may be earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which may take several years. In addition, Vyrix may earn a royalty based on 25% of net sales, as defined, if the royalty exceeds the transfer price of the Zertane product. No royalties have been earned to date.

In April 2014, Vyrix entered into a Distribution and License Agreement (the “Paladin Agreement”) with Endo Ventures Limited, which recently acquired Paladin Labs Inc. (“Paladin”), whereby Paladin has exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub Saharan Africa, Colombia and Latin America. The Paladin Agreement expires on a country by country basis the later of fifteen years after the first commercial sale of the product in that country or expiration of market exclusivity for Zertane in that country. Paladin paid $250,000 to Vyrix upon signing the Paladin Agreement and may make milestone payments aggregating up to $3,025,000 based upon achieving Canadian and South African product regulatory approval and achieving specific sales goals. The upfront payment has been deferred and is being recognized as license revenue over a seven year period. In addition, the Paladin Agreement provides that Paladin pays royalties based on sales volume.

Note 4 – Income Taxes

As previously discussed in Note 2 – Summary of Significant Accounting Policies, The combined Vyrix and Luoxis company is included in Ampio’s consolidated tax returns. For purposes of these financial statements, the combined Vyrix and Luoxis company’s taxes are computed and reported on a “separate return” basis. Ampio and the combined Vyrix and Luoxis company do not have a tax sharing agreement. Accordingly, certain tax attributes, e.g., net operating loss carryforwards, reflected in these financial statements, may or may not be available to the combined Vyrix and Luoxis company. In the event that Ampio’s ownership interest in the combined Vyrix and Luoxis company falls below 80% and the combined Vyrix and Luoxis company is deconsolidated from Ampio’s consolidated income tax return, the net operating loss carryforwards originated prior to deconsolidation would no longer be available to the combined Vyrix and Luoxis company and the related deferred income tax asset would be removed and recorded as a deemed dividend to the parent.

Income tax benefit resulting from applying statutory rates in jurisdictions in which the combined Vyrix and Luoxis company is taxed (Federal and State of Colorado) differs from the income tax provision (benefit) in the combined Vyrix and Luoxis company’s financial statements. The following table reflects the reconciliation for the respective periods:

	Years Ended December 31,
	2014	2013
Benefit at federal statutory rate	(34.0)%	(34.0)%
State, net of federal income tax benefit	(3.1)%	(3.1)%
Stock-based compensation	1.3%	4.3%
Change in valuation allowance	27.9%	19.2%

Effective tax rate	(7.9)%	(13.6)%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows for the respective periods:

	2014	2013
Current deferred income tax asset:
Deferred revenue short term	$32,000	$19,000
Valuation allowance	(32,000)

Total current deferred income tax asset	—	19,000

Long-term deferred income tax assets (liabilities):
Net operating loss carryforward	4,959,000	2,374,000
Section 197 intangible	589,000	638,000
Deferred revenue long term	174,000	123,000
Share-based compensation expense	185,000	34,000
Acquired patents	(123,000)	(139,000)
Acquired in-process research and development	(2,779,000)	(2,779,000)
Less: Valuation allowance	(3,005,000)	(881,000)

Total long-term deferred income tax assets (liabilities)	—	(630,000)

Total deferred income tax assets (liabilities)	$—	$(611,000)

The combined Vyrix and Luoxis company has recorded income tax benefits in its statements of operations since inception, stemming from its operating losses, and is expected to incur operating losses for the foreseeable future. In 2014, the net deferred tax liability was reduced to zero based upon the operating losses, thus the combined Vyrix and Luoxis company established a valuation allowance offsetting any future net deferred tax asset. As such, the combined Vyrix and Luoxis company would no longer record income tax benefits in its results of operations after 2014 because management is unable to conclude that it is more likely than not that a benefit will be realized.

We have made our best estimates of certain income tax amounts included in the combined financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimates or assumptions have been in the past, how much the estimates or assumptions have changed and how reasonably likely such changes may have a material impact. The Company is no longer subject to income tax examinations for federal income taxes before 2011 or for Colorado before 2010.

Note 5 – Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table for the years ended December 31:

	Total	2015	2016	2017	2018	2019	Thereafter
Manufacturing	$91,000	$91,000	$—	$—	$—	$—	$—
Clinical research and trial obligations	331,000	331,000	—	—	—	—	—
Sponsored research agreement with related party	350,000	70,000	70,000	70,000	70,000	70,000	—
Management fee	1,334,000	278,000	264,000	264,000	264,000	264,000	—

	$2,106,000	$770,000	$334,000	$334,000	$334,000	$334,000	$—

Manufacturing

Luoxis has entered into an agreement with a local manufacturing company to build their RedoxSYS system, the current remaining commitment is $91,000.

Clinical Research and Trial Obligations

In connection with upcoming clinical trials, Vyrix has a remaining commitment of $193,000 on contracts related to the Zertane drug and Luoxis has entered into research agreements with a remaining commitment of $138,000 related to the RedoxSYS system.

Sponsored Research Agreement with Related Party

Luoxis entered into a Sponsored Research Agreement with TRLLC, a related party, in June 2013. Under the terms of the Sponsored Research Agreement, TRLLC agreed to work collaboratively in advancing the ORP diagnostic platform through research and development efforts. The Sponsored Research Agreement may be terminated without cause by either party on 30 days’ notice (see Note 8 - Related Party Transactions).

Management Fee

In January of 2013, Luoxis entered into an agreement with Ampio whereby Luoxis agreed to pay Ampio $15,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. Vyrix entered into a similar agreement with Ampio in January of 2014, at a rate of $7,000 per month. These agreements will be in effect until they are terminated in writing by both parties.

Note 6 – Common Stock

Capital Stock

At December 31, 2014 and 2013, Vyrix and Luoxis each had 60 million shares of common stock authorized with a par value of $0.0001 per share and Vyrix and Luoxis each had 10 million shares of preferred stock authorized with a par value of $0.0001 per share.

Private Placement – Luoxis

In 2013, Ampio completed a private placement for its Luoxis subsidiary. A total of 4,652,500 shares of Luoxis common stock were issued at $1.00 per share resulting in $4,653,000 of gross proceeds. Net proceeds were $3,980,000 after placement agent and legal fees. The placement agent also received 465,250 warrants to purchase Luoxis common stock valued at $313,000 in connection with the closing, which amount has been included in total offering costs in the combined statement of changes in stockholders’ equity (deficit).

Note 7 – Equity Instruments

Options

Pursuant to the Luoxis 2013 Stock Option Plan (the “2013 Plan”), 5.0 million shares of its common stock were reserved for issuance. In June 2013, Luoxis granted 1,800,000 shares to officers, employees and consultants. The shares have an exercise price of $1.00 which is the same as the private placement offering price. Twenty-five percent of the shares vested immediately and the remainder vest annually on the grant date at a rate of 25% over the next three years. The fair value of these options totaling $1.3 million was also calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. We estimate the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. During the first quarter of 2014, Luoxis granted 150,000 options to officers and consultants. The options have an exercise price of $1.00 and the same vesting schedule as those granted in 2013. The fair value of these options totaling $101,000 was also calculated using the Black-Scholes option pricing model utilizing the same methodology as described above. During the third quarter of 2014, Luoxis granted 885,000 options to officers and consultants. The options have an exercise price of $1.60 and vest at a rate of 25% over the next four years starting on the one year anniversary of the grant date. Luoxis has estimated a forfeiture rate of 5.9% based upon historical experience; this is an estimate of options granted that are expected to be forfeited or cancelled before becoming fully vested. All Luoxis options expire 10 years after the date of grant. The fair value of these options totaling $1.2 million was also calculated using the Black-Scholes option pricing model utilizing the same methodology as described above including the following assumptions:

	Years Ended December 31,
	2014	2013
Expected volatility	79% - 108%	85-86%
Risk free interest rate	0.75% - 2.09%	1.04% - 1.53%
Expected term (years)	5.0 - 7.0	5.0-6.5
Dividend yield	0%	0%

Luoxis stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding December 31, 2012	—	$—		$—
Granted	1,800,000	$1.00
Exercised	—	$—
Forfeited/Cancelled	—	$—

Outstanding December 31, 2013	1,800,000	$1.00	9.72	$1,272,000
Granted	1,035,000	$1.49
Exercised	—	$—
Forfeited/Cancelled	—	$—

Outstanding December 31, 2014	2,835,000	$1.19	8.85	$2,541,000

Exercisable at December 31, 2014	937,500	$1.00	8.49	$661,000

Available for grant at December 31, 2014	2,165,000

Vyrix has also adopted a 2013 Stock Option Plan (the “Vyrix 2013 Plan”) which reserved 5.0 million shares of its common stock for issuance to officers, employees and consultants. As of December 2014, 950,000 shares had been granted to a director, officers and consultants. Twenty-five percent or 237,500 shares vested immediately and the remainder vest annually over three years. In November 2013, 500,000 of these shares were granted to the Vyrix Chief Executive Officer and the exercise price was to be based upon a future private equity offering. Management estimated a price of $1.75 per common share for valuing the option grant. The grant was valued utilizing the Black-Scholes option pricing model using the same methodology as described above for Luoxis. The valuation resulted in a charge of $140,000 in 2013. In the first quarter of 2014, Vyrix engaged an independent third party consulting firm to perform a valuation. Based on the valuation, the exercise price was fixed at $0.70 per share. All 950,000 options have been valued utilizing the $0.70 per share. As a result of the previous charge in the fourth quarter of 2013 and the revision of the exercise price, a reduction of stock compensation expense of $84,000 was reflected in the first quarter of 2014. Assumptions are as follows:

	Years Ended December 31,
	2014	2013
Expected volatility	63% - 76%	66% - 76%
Risk free interest rate	0.90% - 2.02%	1.33% - 2.02%
Expected term (years)	5.0 - 6.5	5.0 - 6.5
Dividend yield	0%	0%

Vyrix stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding December 31, 2012	—	$—		$—
Granted	500,000	$1.75
Exercised	—	$—
Forfeited/Cancelled	—	$—

Outstanding December 31, 2013	500,000	$1.75	9.94	$557,000
Granted	450,000	$0.70
Exercised	—	$—
Forfeited/Cancelled	—	$—

Outstanding December 31, 2014	950,000	$0.70	9.04	$416,000

Exercisable at December 31, 2014	362,500	$0.70	8.98	$160,000

Available for grant at December 31, 2014	4,050,000

Stock-based compensation expense related to the fair value of stock options was included in the combined statements of operations as research and development expenses and general and administrative expenses as set forth in the table below.

The following table summarizes stock-based compensation expense for the years ended 2014 and 2013:

	Years Ended December 31,
	2014	2013
Research and development expenses
Stock options
Luoxis	$294,000	$306,000
Vyrix	55,000	—
General and administrative expenses
Stock options
Luoxis	326,000	173,000
Vyrix	1,000	140,000

	$676,000	$619,000

Unrecognized expense at December 31, 2014
Luoxis	$1,374,000
Vyrix	$221,000
Weighted average remaining years to vest
Luoxis	2.50
Vyrix	2.06

Warrants

Luoxis issued warrants in conjunction with its 2013 Private Placement. A summary of all Luoxis warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding December 31, 2012	—	$—
Warrants issued - Private Placements	465,250	$1.00

Outstanding December 31, 2013	465,250	$1.00	4.41

Outstanding December 31, 2014	465,250	$1.00	3.41

These warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. The combined Vyrix and Luoxis company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The offering costs and the additional paid-in capital for the warrants associated with the common stock offering was valued at $313,000 using the Black-Scholes valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions in valuing the Luoxis warrants were as follows:

Expected volatility	87%
Risk free interest rate	0.52%
Expected term (years)	5
Dividend yield	0%

Note 8 – Related Party Transactions

Sales and Purchases of Securities

In November 2013, pursuant to a subscription agreement, Ampio purchased 20,000,000 shares of Vyrix common stock at a purchase price of $0.0001 per share plus the transfer of certain intellectual property described below.

Ampio Loan Agreement

In November 2013, Vyrix entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Vyrix up to an aggregate amount of $3,000,000 through cash advances of up to $500,000 each. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Vyrix may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Vyrix common stock at the fair market value per share of Vyrix common stock, as determined by the Ampio board of directors, as of such conversion date. As of December 31, 2014 the amount advanced was $2,700,000 with interest rates from 2.17% - 3.32%.

In March 2014, Luoxis entered into a loan agreement with Ampio. Pursuant to the loan agreement, Ampio agreed to lend Luoxis $3,000,000. Unpaid principal amounts under the loan agreement bear simple interest at the “Applicable Federal Rate” for long-term obligations prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as

amended (or any successor provision with similar applicability). The initial term of this loan agreement is for one year, subject to automatic extension of successive one-year terms. Luoxis may repay any outstanding balance at any time without penalty. Ampio has an option of converting any balance outstanding under the loan agreement into shares of Luoxis common stock at the fair market value per share of Luoxis common stock, as determined by the Ampio board of directors, as of such conversion date. As of December 31, 2014 the amount outstanding remained $3,000,000 with interest rates from 2.17% - 3.32%.

Assignment and Assumption Agreement

In December 2013, Vyrix entered into an assignment and assumption agreement with Ampio. Pursuant to the assignment and assumption agreement, Ampio assigned to Vyrix all its rights under a certain manufacturing and supply agreement, license agreement, distribution agreement, services agreement and other agreements related to Vyrix’ product candidates in exchange for 20 million shares of Vyrix stock, making Ampio the sole owner as of that date.

Transfer of Intellectual Property

In January 2013, Ampio transferred to Luoxis certain intellectual property, including registered and unregistered patents, related to the Luoxis ORP technology.

In December 2013, Ampio transferred to Vyrix certain intellectual property, including registered and unregistered patents, related to Vyrix product candidates in exchange for stock as described above in the assignment and assumptions agreement.

Services Agreement

The combined Vyrix and Luoxis company each have service agreements with Ampio which are described in Note 5.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in September 2013 and provides for Luoxis to pay $6,000 per month to TRLLC in consideration for services related to research and development of Luoxis’ Oxidation Reduction Potential platform. In March 2014, Luoxis also agreed to pay a sum of $615,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet; this amount has been paid in full. This agreement is set to expire March 2019 and cannot be terminated prior to March 2017.

Note 9 – Subsequent Event

From January 1, 2015 through April 22, 2015, the combined Vyrix and Luoxis company received $6.3 million from Ampio.